UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant☒

Filed by a Party other than the Registrant☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-12

CRYOPORT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: ________________________________________________________

(2) Aggregate number of securities to which transaction applies: ________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ________________________________________________________

(4) Proposed maximum aggregate value of transaction: ________________________________________________________

(5) Total fee paid: ________________________________________________________

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: ________________________________________________________

(2) Form. Schedule or Registration Statement No.: ________________________________________________________

(3) Filing Party: ________________________________________________________

(4) Date Filed: ________________________________________________________

17305 Daimler Street

Irvine, CA 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 14, 2016

August [●], 2016

Dear Fellow Stockholders:

The 2016 Annual Meeting of the Stockholders (the “Annual Meeting”) of Cryoport, Inc., a Nevada Corporation (the “Company”), will be held at Cryoport, 17305 Daimler St., Irvine CA 92614 on Wednesday, September 14, 2016, at 10:00 a.m. PST, for the following purposes:

(1)	To elect five directors;
(2)	To ratify the appointment of KMJ Corbin & Company LLP as the independent registered public accounting firm of the Company and its subsidiary for the fiscal year ending March 31, 2017;
(3)	To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the potential issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Company’s warrant exchange offer transaction (the “Nasdaq Proposal”);
(4)	To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in our Proxy Statement for the Annual Meeting;
(5)	To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Nasdaq Proposal; and
(6)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Thursday, July 28, 2016 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting, or any adjournments thereof. This Proxy Statement will be mailed to stockholders on or about August [●], 2016. We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy card in the envelope provided or take advantage of the opportunity to vote your proxy online.

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The enclosed Proxy Statement and accompanying 2016 Annual Report are available on the Internet at www.cstproxyvote.com.

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY BY MAIL, TELEPHONE OR VIA THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

Sincerely,

/s/ Jerrell W. Shelton

Chairman, President and Chief Executive Officer

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, SEPTEMBER 14, 2016

GENERAL INFORMATION

Introduction

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Cryoport, Inc., a Nevada corporation (referred to as “we,” “us,” “our,” “Company” or “Cryoport”), with respect to the 2016 Annual Meeting of Stockholders of the Company and any adjournment thereof (the “Annual Meeting”) to be held at Cryoport, 17305 Daimler St., Irvine CA 92614 on Wednesday, September 14, 2016, at 10:00 a.m. PDT.

The Proxy Statement and the form of proxy relating to the Annual Meeting are first being made available to stockholders on or about August [●], 2016.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held On September 14, 2016:

This Proxy Statement and 2016 Annual Report are available on the Internet at the following website www.cstproxyvote.com. Information on the website does not constitute a part of this Proxy Statement.

What is the purpose of the Annual Meeting?

The matters to be voted upon at the Annual Meeting are:

(1)	To elect five directors;

(2)	To ratify the appointment of KMJ Corbin & Company LLP as the independent registered public accounting firm of the Company and its subsidiary for the fiscal year ending March 31, 2017;

(3)	To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the potential issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Company’s warrant exchange offer transaction (the “Nasdaq Proposal”);

(4)	To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in our Proxy Statement for the 2016 Annual Meeting of Stockholders;

(5)	To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Nasdaq Proposal; and

(6)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Why am I being provided with these materials?

Owners of record of the Company’s common stock as of the close of business on July 28, 2016 (the “Record Date”) are entitled to vote in connection with the Annual Meeting. As a stockholder, you are requested to vote on the proposals described in this Proxy Statement. This Proxy Statement describes the proposals presented for stockholder action at our Annual Meeting and includes information required to be disclosed to stockholders.

Who can vote in connection with the Annual Meeting?

You may vote if you were the record owner of the Company’s common stock as of the close of business on the Record Date. Each share of the Company’s common stock is entitled to one vote. As of the Record Date, there were 15,120,479 shares of common stock outstanding and entitled to vote.

How do I vote?

There are several ways to cast your vote:

•	You may vote over the Internet, by going to www.cstproxyvote.com. You will need to type in the Control Number indicated on your Proxy Card and follow the instructions.
•	You may vote over the telephone, by dialing 1-866-894-0537 and follow the recorded instructions. You will need the Control Number indicated on your Proxy Card.
•	You may vote by mailing in the Proxy Card ballot. To vote by mail using the enclosed Proxy Card (if you received a printed copy of these proxy materials by mail or if you printed a Proxy Card off the Internet), you will need to complete, sign and date your Proxy Card and return it promptly in the envelope provided or mail it to Continental Stock Transfer & Co. 17 Battery Place, 8th floor, New York, NY 10004, Attention: Proxy Department.
•	You may vote in person, at the commencement of the Annual Meeting.

How does the Board recommend that I vote my shares?

Unless you give other instructions through your proxy vote, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. For the reasons set forth in more detail later in this Proxy Statement, the Board recommends the following:

Proposal 1: The Board recommends a vote “FOR” all the nominees to the Board.

Proposal 2: The Board recommends a vote “FOR” the ratification of the appointment of KMJ Corbin & Company LLP as the independent registered public accounting firm of the Company and its subsidiary for the fiscal year ending March 31, 2017.

Proposal 3: The Board recommends a vote “FOR” the Nasdaq Proposal.

Proposal 4: The Board recommends a vote “FOR” the advisory vote to approve the compensation of the named executive officers, as disclosed in this Proxy Statement.

Proposal 5: The Board recommends a vote “FOR” the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Nasdaq Proposal.

We encourage all stockholders to vote their shares. If you own your shares in “street name” and do not instruct your broker or other record owner of the shares as to how to vote, such broker or other record owner may vote your shares pursuant to its discretionary authority with respect to Proposal 2 only. See “What are broker non-votes?” below for additional information.

What types of votes are permitted on each Proposal?

Proposal 1: You may either vote “FOR” all the nominees to the Board, you may “WITHHOLD” for all nominees, or you may “WITHHOLD” your vote from any nominee you specify.

Proposal 2: You may vote “FOR,” “AGAINST” or “ABSTAIN”.

Proposal 3: You may vote “FOR,” “AGAINST” or “ABSTAIN”.

Proposal 4: You may vote “FOR,” “AGAINST” or “ABSTAIN”.

Proposal 5: You may vote “FOR,” “AGAINST” or “ABSTAIN”.

If you vote “WITHHOLD” (for any nominees in the case of Proposal 1 above) or “ABSTAIN” (in the case of Proposals 2, 3, 4 and 5 above) your vote will not be counted towards the vote total for such proposal.

How many votes are needed to approve each Proposal?

Proposal 1: The five nominees receiving the most “FOR” votes will be elected.

Proposal 2: There must be a “FOR” vote from the majority of votes cast.

Proposal 3: There must be a “FOR” vote from the majority of votes cast.

Proposal 4: There must be a “FOR” vote from the majority of votes cast.

Proposal 5: There must be a “FOR” vote from the majority of votes cast.

The Board will be elected by a favorable vote of a plurality of the shares entitled to vote at the Annual Meeting. Accordingly, abstentions and broker non-votes (as described below) as to the election of directors will not be counted in determining which nominees received the largest number of votes cast.

What constitutes a quorum?

To carry on the business of the meeting, we must have a quorum. A quorum is present when a majority of the outstanding shares of capital stock entitled to vote, as of the Record Date, is represented in person or by proxy. Shares owned by the Company are not considered outstanding or present at the meeting. Shares that are entitled to vote but that are not voted at the direction of the beneficial owner (called abstentions) and votes withheld by brokers in the absence of instructions from beneficial owners (called broker non-votes) will be counted for the purpose of determining whether there is a quorum for the transaction of business at the meeting.

What are broker non-votes?

Broker non-votes occur with respect to shares held in “street name,” in cases where the record owner (for instance, the brokerage firm, or bank) does not receive voting instructions from the beneficial owner and the record owner does not have the authority to vote those shares.

Various national and regional securities exchanges, including the rules of the New York Stock Exchange, applicable to brokers, banks, and other holders of record determine whether the record owner (for instance, the brokerage firm, or bank) is able to vote on a proposal if the record owner does not receive voting instructions from the beneficial owner. The record owner may vote on proposals that are determined to be routine under these rules and may not vote on proposals that are determined to be non-routine under these rules. If a proposal is determined to be routine, your broker, bank, or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. The proposal to ratify the appointment of our independent registered public accounting firm (Proposal 2) is a routine matter and the record owner may vote your shares on this proposal if it does not get instructions from you.

The proposal to elect directors (Proposal 1), the Nasdaq Proposal (Proposal 3), the proposal to approve, on an advisory basis, the compensation of the named executive officers (Proposal 4), and the proposal to adjourn the meeting (Proposal 5) are non-routine and the record owner may not vote your shares on any of these proposals if it does not get instructions from you. If you do not provide voting instructions on these matters, a broker non-vote will occur. Broker non-votes, as well as “ABSTAIN” votes, will each be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

What if my shares are not registered directly in my name but are held in “street name”?

If at the Record Date your shares were held in “street name” (for instance, through a brokerage firm or bank), then you are the beneficial owner of such shares, and such shares are not registered directly in your name. The organization holding your account is considered the stockholder of record for purposes of the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. You will receive the notice and other proxy materials if requested, as well as voting instructions, directly from that organization.

If I am a beneficial owner of Cryoport shares, how do I vote?

If you are a beneficial owner, you will need to follow the voting instructions provided to you by the organization holding your account (for instance, your brokerage firm). To request documents or if you have any questions about voting, you will need to contact your broker. As a beneficial owner, if you would like to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker or other applicable registered owner of your shares, in advance of the meeting.

Can I dissent or exercise rights of appraisal?

Neither Nevada law nor our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws provide our stockholders with dissenters’ or appraisal rights in connection with any of the proposals to be presented at the Annual Meeting. If the proposals are approved at the Annual Meeting, stockholders voting against such proposals will not be entitled to seek appraisal for their shares.

How many votes do I have?

On each matter to be voted upon, holders of our common stock have one vote for each share of our common stock owned as of the close of business on the Record Date.

How are the votes counted?

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting who will separately tabulate affirmative and negative votes and abstentions. Any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Will stockholders be asked to vote on any other matters?

The Board is not aware of any other matters that will be brought before the stockholders for a vote. If any other matters properly come before the meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board or, if no recommendations are given, in accordance with their own judgment. Stockholders attending the meeting may directly vote on those matters or they may vote by proxy.

How many Annual Reports and Proxy Statements are delivered to a shared address?

If you and one or more stockholders share the same address, it is possible that only one Proxy Statement and Annual Report was delivered to your address. This is known as “householding.” We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices at 17305 Daimler Street, Irvine, CA 92614, Attn: Secretary; telephone: (949) 470-2300. If you want to receive separate copies of this Proxy Statement or Annual Report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

What does it mean if I receive more than one Notice or Proxy Card?

If you receive more than one Proxy Card, your shares are owned in more than one name or in multiple accounts. In order to ensure that all of your shares are voted, you must follow the voting instructions included in each Proxy Card.

Can I change or revoke my vote after I submit my proxy?

Even after you have submitted your Proxy Card or voted by telephone or by Internet, you may change or revoke your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a signed Proxy Card bearing a later date. The powers of the proxy holders will be suspended with respect to your shares if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of five directors. Directors are elected on an annual basis. Five directors will stand for re-election at the 2016 Annual Meeting to serve as a director until the 2017 Annual Meeting of the Stockholders or until their successors are duly elected and qualified or their earlier death, resignation, or removal. The persons named on the proxy will vote to elect all of the nominees as directors for terms ending at the 2017 Annual Meeting of the Stockholders unless you withhold authority to vote for any or all of the nominees by voting to that effect or so voting in person. Each nominee has consented to serve as a director for the ensuing year. If one or more of the five nominees becomes unavailable to serve prior to the date of the Annual Meeting, the persons named as proxy holders will vote those shares for the election of such other person as the Board may recommend, unless the Board reduces the total number of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Required Vote

Directors are elected by a plurality of the shares entitled to vote at the Annual Meeting. Votes may be cast “FOR” all nominees, “WITHHOLD” for all nominees, or “WITHHOLD” as to specific nominees. The five nominees who receive the greatest number of votes cast “FOR” the election of such nominees shall be elected as directors.

Nominees for Election

The five nominees for election as directors are set forth in the following table:

Richard Berman	Mr. Berman, age 73, became a member of our board of directors in January 2015, and serves as Lead Director, Chairman of the Audit Committee, and Chairman of the Compensation Committee and member of the Nomination and Governance Committee of the Board. Mr. Berman’s business career spans over 35 years of venture capital, senior management and merger & acquisitions experience. In the past 5 years, Mr. Berman has served as a director and/or officer of over a dozen public and private companies. From 2006 to 2011, he was Chairman of National Investment Managers, a company with $12 billion in pension administration assets. Mr. Berman is a director of four public healthcare companies: Advaxis, Inc., Caladrius, Inc. (formerly Neostem, Inc.), MetaStat Inc. and Cryoport Inc. From 2002 to 2010, he was a director of Nexmed Inc. where he also served as Chairman/CEO in 2008 and 2009 (formerly Apricus Biosciences, Inc.); From 1998 to 2000, he was employed by Internet Commerce Corporation (now Easylink Services) as Chairman and CEO, and was a director from 1998 to 2012. Previously, Mr. Berman worked at Goldman Sachs; was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments; created the largest battery company in the world in the 1980’s by merging Prestolite, General Battery and Exide to form Exide Technologies (XIDE); helped to create what is now Soho (NYC) by developing five buildings; and advised on over $4 billion of M&A transactions. He is a past Director of the Stern School of Business of NYU where he obtained his BS and MBA. He also has U.S. and foreign law degrees from Boston College and The Hague Academy of International Law, respectively. Mr. Berman’s financial and business expertise, including his background in biotechnology, international management and banking, and his extensive experience as a director in the public company context makes him well-qualified to serve as a member of the board of directors.

Dr. Robert Hariri, M.D., Ph.D.	Dr. Robert Hariri, M.D., Ph.D., age 57, became a member of our board of directors in September 2015. He is a member of the Audit Committee and the Nomination and Governance Committee; he is Chairman of the Science and Technology Committee. Dr. Hariri has been the chairman, founder and chief scientific officer of Celgene Cellular Therapeutics, a division of Celgene Corporation, since 2005. Prior to joining Celgene Cellular Therapeutics as president in 2002, Dr. Hariri was founder, chairman and chief scientific officer at Anthrogenesis Corporation/LIFEBANK, Inc., a privately held biomedical technology and service corporation involved in the area of human stem cell therapeutics, which was acquired by Celgene in 2002. Dr. Hariri is also co-founder and president of Human Longevity, Inc., a genomics and cell-therapy company. He serves on numerous Boards of Directors including Myos Corporation (Nasdaq: MYOS), Provista Diagnostics and Bionik Laboratories Corp (OTCQX: BNKL) and is a member of the Board of Visitors of the Columbia University School of Engineering & Applied Sciences and the Science & Technology Council of the College of Physicians and Surgeons; as well as a member of the Scientific Advisory Board for the Archon X PRIZE for Genomics, which is awarded by the X Prize Foundation. Dr. Hariri is also a Trustee of the J. Craig Venter Institute and the Liberty Science Center and has been appointed Commissioner of Cancer Research by New Jersey Governor, Chris Christie. Dr. Hariri was recipient of the Thomas Alva Edison Award in 2007 and 2011, and has received numerous other honors for his many contributions to biomedicine and aviation. Dr. Hariri received his undergraduate training at Columbia College and Columbia University School of Engineering and Applied Sciences and was awarded his M.D. and Ph.D. degrees from Cornell University Medical College. Dr. Hariri received his surgical training at The New York Hospital-Cornell Medical Center where he also directed the Aitken Neurosurgery Laboratory and the Center for Trauma Research. Dr. Hariri’s training as a scientist, his knowledge and experience with respect to the biomedical and pharmaceutical industries, his extensive research and public company experience makes him well-qualified to serve as a member of the board of directors.

Dr. Ramkumar Mandalam, Ph.D.	Dr. Ramkumar Mandalam, Ph.D., age 51, Dr. Mandalam became a member of our board of directors in June 2014. He is member of the Compensation Committee and Nomination and Governance Committee. Dr. Mandalam is the President and CEO of Cellerant Therapeutics, Inc., a clinical stage biotechnology company developing novel cell-based and antibody therapies for cancer treatment and blood-related disorders. Prior to joining Cellerant in 2005, he was the Executive Director of Product Development at Geron Corporation, a biopharmaceutical company where he managed the development and manufacturing of cell based therapies for treatment of degenerative diseases and cancer. From 1994 to 2000, he held various positions in research and development at Aastrom Biosciences, where he was responsible for programs involving ex vivo expansion of human bone marrow stem cells and dendritic cells. Dr. Mandalam received his Ph.D. in Chemical Engineering from the University of Michigan, Ann Arbor, Michigan. Dr. Mandalam is the author or co-author of several publications, patent applications, and abstracts. Dr. Mandalam’s training as a scientist, extensive background in biotechnology and management expertise and makes him well qualified to serve as a member of the board of directors.

Jerrell W. Shelton	Jerrell W. Shelton, age 71, became a member of our board of directors in October 2012 and was appointed President and Chief Executive Officer of the Company in November 2012. He was appointed Chairman of the Board in October 2015. He served on the Board of Directors and standing committees of Solera Holdings, Inc. from April 2007 through November 2011. From June 2004 to May 2006, Mr. Shelton was the Chairman and CEO of Wellness, Inc., a provider of advanced, integrated hospital and clinical environments. Prior to that, he served as Visiting Executive to IBM Research and Head of IBM’s WebFountain. From October 1998 to October 1999, Mr. Shelton was Chairman, President and CEO of NDC Holdings II, Inc. Between October 1996 and July 1998, he was President and CEO of Continental Graphics Holdings, Inc. And from October 1991 to July 1996, Mr. Shelton served as President and CEO of Thomson Business Information Group. Mr. Shelton has a B.S. in Business Administration from the University of Tennessee and an M.B.A. from Harvard University. Mr. Shelton currently serves on the Advisory Board of Directors of the Smithsonian Institution Library. Mr. Shelton’s extensive leadership, management, strategic planning and financial expertise through his various leadership and directorship roles in public, private and global companies, makes him well-qualified to serve as a member of the board of directors.

Edward J. Zecchini	Edward J. Zecchini, age 55, became a member of our board of directors in September 2013, and serves as Chairman of the Nomination and Governance Committee of the Board and member of the Audit Committee and the Compensation Committee. Mr. Zecchini currently serves as Chief Information Officer at Remedy Partners, Inc. Prior to that, Mr. Zecchini served as Executive Vice President and Chief Technology Officer at Sandata Technologies, LLC, from May 2010 to March 2014, President and Chief Executive Officer of IT Analytics LLC from March 2008 to April 2010, Executive Vice President of Operations and Chief Information Officer of Touchstone Healthcare Partnership from May 2007 to February 2008 and Senior Vice President and Chief Information Officer of HealthMarkets, Inc. from October 2004 to April 2007. Earlier in his career he held senior level positions at Thomson Healthcare and SportsTicker, Inc. Mr. Zecchini has over thirty years of experience in the healthcare and information technology industries. Mr. Zecchini holds a Bachelor of Arts degree from the State University of New York at Oswego. Mr. Zecchini’s business expertise, including his background and extensive experience information technology and management makes him well-qualified to serve as a member of the board of directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION
OF EACH OF THE NOMINEES.

BOARD INFORMATION AND DIRECTOR NOMINATION PROCESS

How often did the Board meet during the Company’s fiscal year 2016?

During the fiscal year ended March 31, 2016 (“fiscal 2016”), there were eight meetings of the Board, as well as several actions taken with the unanimous written consent of the directors. None of our directors attended fewer than 75% of the meetings of the Board held during the director’s service or of any committee on which the director served during fiscal 2016. The Company has no formal policy on director attendance at our annual meetings. All directors attended our 2016 Annual Meeting of Stockholders.

Do we have independent directors?

Our Board is responsible for determining the independence of our directors. For purposes of determining director independence, our Board has applied the definitions set forth in NASDAQ Rule 5605(a)(2) and the related rules of the Securities and Exchange Commission (the “SEC”). Based upon its evaluation, our Board has affirmatively determined that the following directors meet the standards of independence: Mr. Berman, Dr. Hariri, Dr. Mandalam and Mr. Zecchini.

What Committees has the Board established?

The Board has established an Audit Committee, a Compensation Committee, a Nomination and Governance Committee and a Science and Technology Committee. Charters for each of these committees are available on the Company’s website at www.cryoport.com on the “Investor Relations: Corporate Governance” page under the heading “About Us.” Information on the website does not constitute a part of this Proxy Statement.

Audit Committee

The functions of the Audit Committee are to (i) review the qualifications of the independent auditors, our annual and interim financial statements, the independent auditor’s report, significant reporting or operating issues and corporate policies and procedures as they relate to accounting and financial controls; and (ii) to consider and review other matters relating to our financial and accounting affairs.

The current members of the Audit Committee are Mr. Berman, who is the Audit Committee Chairman, Dr. Hariri and Mr. Zecchini. The Company has determined that (i) Mr. Berman qualifies as an “audit committee financial expert” as defined under the rules of the SEC and is “independent” within the meaning of NASDAQ Rule 5605(a)(2) and the applicable laws and regulations of the SEC, and (ii) Dr. Hariri and Mr. Zecchini meet NASDAQ’s financial literacy and financial sophistication requirements and are “independent” within the meaning of NASDAQ Rule 5605(a)(2) and the applicable laws and regulations of the SEC. During fiscal 2016, the Audit Committee held four meetings. In addition, the Audit Committee regularly held discussions regarding the consolidated financial statements of the Company during Board meetings.

Compensation Committee

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers, to produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement, as necessary, and to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs including stock incentive and benefit plans.

The current members of the Compensation Committee are Mr. Berman, who is the Compensation Committee Chairman, Dr. Mandalam and Mr. Zecchini, each of whom is independent under applicable independence requirements. Each of the current members of the Compensation Committee is a “non-employee director” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met three times during fiscal 2016.

Nomination and Governance Committee

The functions of the Nomination and Governance Committee are to (i) make recommendations to the Board regarding the size of the Board, (ii) make recommendations to the Board regarding criteria for the selection of director nominees, (iii) identify and recommend to the Board for selection as director nominees individuals qualified to become members of the Board, (iv) recommend committee assignments to the Board, (v) recommend to the Board corporate governance principles and practices appropriate to the Company, and (vi) lead the Board in an annual review of its performance.

The current members of the Nomination and Governance Committee are Mr. Zecchini, who is the Nomination and Governance Committee Chairman, Mr. Berman and Dr. Mandalam. The Nomination and Governance Committee met one time during fiscal 2016.

Science and Technology Committee

The purpose of the Science and Technology Committee is to oversee matters pertaining to the Company’s strategic direction as related to product and services serving the cellular therapy business and investments in research, development, and technology relating thereto.  The committee may include director and persons who are not directors.  Currently, Dr. Robert Hariri, M.D., Ph.D. is the sole member of the Science and Technology Committee.

What are the nominating procedures and criteria?

Director Qualifications. The Nomination and Governance Committee believes that persons nominated to the Board should have personal integrity and high ethical character. Candidates should not have any interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed by a director to the Company and its stockholders. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring any particular stockholder group or other constituency of the Company and must be prepared to devote adequate time to the Board and its committees.

Identifying Director Candidates. The Nomination and Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The Nomination and Governance Committee has a policy of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership and whom the Nomination and Governance Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

In filling vacancies of the Board, the Nomination and Governance Committee will solicit recommendations for nominees from the persons the committee believes are likely to be familiar with (i) the needs of the Company and (ii) qualified candidates. These persons may include members of the Board and management of the Company. The Nomination and Governance Committee may also engage a professional search firm to assist in identifying qualified candidates.

In evaluating potential nominees, the Nomination and Governance Committee will oversee the collection of information concerning the background and qualifications of the candidate and determine whether the candidate satisfies the minimum qualifications required by the Committee for election as director and whether the candidate possesses any of the specific skills or qualities that under the Board’s policies must be possessed by one or more members of the Board.

The Nomination and Governance Committee does not have a written policy with respect to Board diversity; however, the committee’s goal is to assemble a Board that brings to the Company a diversity of knowledge, skills and expertise derived from high quality business and professional experience. We believe a Board with these attributes leads to improved company performance by encouraging new ideas and perspectives and expanding the knowledge base available to management.

The Nomination and Governance Committee may interview any proposed candidate and may solicit the views about the candidate’s qualifications and suitability from the Company’s chief executive officer and other senior members of management.

The Nomination and Governance Committee will make their selections based on all the available information and relevant considerations. The Nomination and Governance Committee’s selection will be based on who, in the view of the Committee, will be best suited for membership on the Board. In making its selection, the Nomination and Governance Committee will evaluate candidates proposed by stockholders under criteria similar to other candidates, except that the Committee may consider, as one of the factors in their evaluation, the number of shares of stock of the Company held by the recommending stockholder and the length of time that the recommending stockholder has owned stock of the Company.

The Nomination and Governance Committee may also consider the extent to which the recommending stockholder intends to continue to hold its interest in the Company, including whether the recommending stockholder intends to continue holding its interest at least through the time of the meeting at which the candidate is to be elected.

Stockholder Nominees. The Nomination and Governance Committee will consider director nominee recommendations by stockholders, provided the names of such nominees, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the manner described for stockholder nominations under the heading “Stockholder Proposals for Next Annual Meeting.” The Secretary will forward all recommendations to the Nomination and Governance Committee. The acceptance of a recommendation from a stockholder does not imply that the Nomination and Governance Committee will recommend to the Board the nomination of the stockholder recommended candidate.

How is the Board Structured?

Pursuant to our Amended and Restated Bylaws, the Chairman of the Board presides at meetings of the Board. The Chairman of the Board is currently the Company’s President and Chief Executive Officer, Mr. Shelton.

The Board has determined that its current structure, with a combined Chairman and Chief Executive Officer, is in the best interests of the Company and its stockholders. The Board believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for the Company given Mr. Shelton’s in-depth knowledge of the Company’s business and industry and his ability to formulate and implement strategic initiatives. Further, Mr. Shelton is intimately involved in the day-to-day operations of the Company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of the Board.

We believe the independent nature of the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee, as well as the practice of the independent directors regularly meeting in executive session without Mr. Shelton and the other members of the Company’s management present, ensures that the Board maintains a level of independent oversight of management that is appropriate for the Company.

What is the Board’s Role in Risk Oversight?

The Board oversees an enterprise-wide approach to risk management that is designed to support the achievement of organizational objectives to improve long-term performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. In setting the Company’s business strategy, the Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives financial risk assessment reports from management. Risks related to the compensation programs are reviewed by the Compensation Committee. The Board is advised by these committees of significant risks and management’s response via periodic updates.

Do we have a Code of Ethics?

The Company has adopted a corporate code of conduct that applies to its directors and all employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Company has posted the text of its corporate code of conduct on the Company’s website at www.cryoport.com on the “Investor Relations: Corporate Governance” page under the heading “About Us.”

How can stockholders communicate with the Board?

The Board provides for stockholders to send communications to the Board through its Nomination and Governance Committee. All such communications, except those related to stockholder proposals discussed under the heading “Stockholder Proposals for Next Annual Meeting,” must be sent to the Nomination and Governance Committee Chairman at the Company’s offices at 17305 Daimler Street, Irvine, CA 92614.

PROPOSAL 2 — TO RATIFY THE APPOINTMENT OF KMJ CORBIN & COMPANY LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF
THE COMPANY AND ITS SUBSIDIARY FOR THE FISCAL YEAR ENDING MARCH 31, 2017

The Audit Committee of the Board (the “Audit Committee”) has selected KMJ Corbin & Company LLP (“KMJ”) to audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2017 (“fiscal 2017”). The Board, upon the recommendation of the Audit Committee, has ratified the selection of KMJ as the Company’s independent registered public accounting firm for fiscal 2017, subject to ratification by the stockholders. KMJ has served in this capacity for each of the twelve previous fiscal years, including fiscal 2016, and has reported on the Company’s fiscal 2016 consolidated financial statements. During those twelve fiscal years, there were no disagreements between the Company and KMJ on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Representatives of KMJ are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of KMJ as the Company’s independent auditors is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of KMJ to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Required Vote

Approval of the ratification of the appointment of KMJ as the company’s independent registered public accounting firm for fiscal 2017 requires the affirmative vote of a majority of votes cast. Abstentions will not be counted as votes for or against such proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KMJ CORBIN & COMPANY LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

Independent Registered Public Accounting Firm Fees

The following table shows the fees that were billed to us for the audit and other services provided by KMJ for the Company’s fiscal 2016 and fiscal 2015.

	2016	2015
Audit Fees	$75,600	$76,300
Audit-Related Fees	43,237	19,775
Tax Fees	13,000	9,275
	131,837	$105,350

The fees billed to us by KMJ during or related to the fiscal years ended March 31, 2016 and 2015 consist of audit fees, audit-related fees and tax fees, as follows:

Audit Fees. Represents the aggregate fees billed to us for professional services rendered for the audit of our annual consolidated financial statements and for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter.

Audit-Related Fees. Represents the aggregate fees billed to us for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees. These services include accounting consultations and attestation services that are not required by statute such as comfort letters, S-1 and S-8 filings.

Tax Fees. Represents the aggregate fees billed to us for professional services rendered for tax returns, compliance and tax advice.

All Other Fees. We did not incur any other fees to KMJ during the fiscal years ended March 31, 2016 and 2015.

Policy on Audit Committee Pre-Approval of Fees

The Audit Committee must pre-approve all services to be performed for us by our independent auditors. Pre-approval is granted usually at regularly scheduled meetings of the Audit Committee. If unanticipated items arise between regularly scheduled meetings of the Audit Committee, the Audit Committee has delegated authority to the chairman of the Audit Committee to pre-approve services, in which case the chairman communicates such pre-approval to the full Audit Committee at its next meeting. The Audit Committee also may approve the additional unanticipated services by either convening a special meeting or acting by unanimous written consent. During the fiscal years ended March 31, 2016 and 2015, all services billed by KMJ were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL 3 — TO APPROVE, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(D), THE POTENTIAL ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK IN CONNECTION WITH THE COMPANY’S WARRANT EXCHANGE OFFER TRANSACTION

General Information

On August 11, 2016, the Company commenced an offer (the “Offer”) to holders of the Company’s outstanding warrants to purchase one share of common stock at an exercise price of $3.57 per share (the “Original Warrants”) to exchange such Original Warrants for (1) an equal number of warrants to purchase one share of common stock at an exercise price of $1.50 per share (the “New Warrants”), conditioned upon the immediate exercise of such New Warrants, and (2) one warrant to purchase one share of common stock at an exercise price of $3.00 per share for every four New Warrants exercised (the “Supplemental Warrants”). We refer to the shares of common stock issuable upon exercise of the New Warrants as the “New Warrant Shares.”

The Original Warrants were issued (i) in July 2015 in connection with the Company’s public offering of 2,090,750 units (each unit consisting of one share of the Company’s common stock and one Original Warrant), and (ii) in January 2016 in connection with the mandatory exchange of all of the Company’s outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock into 4,977,038 units (each unit consisting of one share of the Company’s common stock and one Original Warrant). The Offer is subject to the terms and conditions set forth in the Company’s Tender Offer Statement on Schedule TO and the related exhibits included therein (the “Offering Materials”), filed with the SEC on August 11, 2016.

Pursuant to the Offer, the New Warrants will have (i) an exercise price of $1.50 per share (the “Exercise Price”) and (ii) an exercise period that will expire concurrently with the expiration of the Offer at 5:00 p.m. (EST) on September 16, 2016, as may be extended by the Company in its sole discretion (the “Expiration Date”). By tendering Original Warrants, holders will be agreeing to immediately exercise the New Warrants and also to: (A) restrict their ability as the holder of the New Warrant Shares to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”); and (B) acting alone or with others, not effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period. Other than as described above, the terms of the New Warrants are substantially identical to the terms of the Original Warrants.

The Supplemental Warrants will (i) have an exercise price of $3.00 per share, and (ii) be exercisable upon issuance and expire on the earlier of (A) three years after the date of issuance and (B) the thirtieth (30th) day after the date that the closing price of the Company’s common stock equals or exceeds $4.50 for ten consecutive trading days. The Supplemental Warrants will also have a cashless exercise right in the event that the shares issuable upon exercise of the Supplemental Warrants are not covered by an effective registration statement at the time of such exercise.

The purpose of the Offer is to raise funds to support the Company’s operations by providing the holders of the Original Warrants with the opportunity to exchange their Original Warrants for New Warrants and Supplemental Warrants, and exercise the New Warrants to purchase shares of the Company’s common stock at a significantly reduced exercise price as compared to the Original Warrants. The funds obtained will be used by the Company for business growth including as working capital and for other general corporate purposes.

Description of Proposal and Reason for Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the common stock (a “below-market issuance”).

The Offer involves the potential issuance of up to a total of 7,067,788 shares of common stock upon the exercise of the New Warrants. The exercise of the New Warrants in connection with the Offer at the Exercise Price and the related issuance of the underlying common stock is considered a “below-market issuance” under Nasdaq Listing Rule 5635(d). Consequently, without stockholder approval, we would be limited in the amount of shares of common stock that we could potentially issue in a below-market issuance in connection with the Offer to 19.999% of the Company’s issued and outstanding common stock at the time of issuance (or an estimated 3,023,944 shares based on 15,120,479 shares of common stock outstanding as of August 9, 2016). As a result of such limitation, we would also only issue Supplemental Warrants to purchase 755,986 shares of common stock in connection with the Offer.

Therefore, we are seeking stockholder approval of the issuance of up to 7,067,788 shares of common stock issuable upon exercise of the New Warrants at the Exercise Price in connection with the Offer.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will have the right issue up to an additional estimated 4,043,844 shares of common stock (based on 15,120,479 shares of common stock outstanding as of August 9, 2016) than we would otherwise be authorized to issue in connection with the Offer without stockholder approval. In addition, if all of such additional estimated shares of common stock were issued, we would also issue Supplemental Warrants to purchase an additional 1,010,961 shares of common stock in connection with the Offer. The issuance of such additional shares would result in an increase in the number of shares of common stock outstanding, and the respective percentage interests of current stockholders in the voting power, liquidation value, book and market value of our company, and in our future earnings will be reduced. In addition, the sale or resale of these shares could cause the market price of our common stock to decline.

We will have broad discretion to use the net proceeds from the exercise of the New Warrants, and you will be relying solely on the judgment of our Board and management regarding the application of these proceeds as described above. Our use of the proceeds may not improve our operating results or increase the value of your investment.

Consequences if Stockholder Approval is Not Obtained

If our stockholders do not approve the Nasdaq Proposal, we will only have the right to issue New Warrants to purchase up to 19.999% of the Company’s issued and outstanding common stock at the time of the exercise of the New Warrants (or an estimated 3,023,944 shares based on 15,120,479 shares of common stock outstanding as of August 9, 2016). Additionally, we would only issue Supplemental Warrants for the purchase of up to 755,986 shares of common stock in connection with the Offer.

Required Vote

Approval of the Nasdaq Proposal requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will not be counted as votes for or against such proposal.

FOR YOUR CONSIDERATION OF PROPOSAL 3, A DESCRIPTION OF THE MATERIAL TERMS OF THE OFFER IS SET FORTH IN THIS PROXY STATEMENT TO PROVIDE YOU WITH GENERAL INFORMATION CONCERNING THE OFFER. HOWEVER, THE DESCRIPTION HEREIN IS NOT A SUBSTITUTE FOR REVIEWING THE FULL TEXT OF THE OFFERING MATERIALS FILED WITH THE SEC ON AUGUST 11, 2016.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF
THE NASDAQ PROPOSAL.

PROPOSAL NO. 4 — TO APPROVE, ON AN ADVISORY BASIS,
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote is commonly referred to as a “say-on-pay” proposal. Consistent with the mandate of the Dodd-Frank Act, we are seeking our stockholders’ approval, on an advisory basis, of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the related compensation tables in this Proxy Statement).

The Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects the Company performance, job complexity, and strategic value of the position while seeking to ensure the individual’s long-term retention and motivation and alignment with the long-term interests of our stockholders. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. The results of this advisory vote are not binding upon us. However, the Compensation Committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that our stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in our proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC.”

Required Vote

Adoption of this resolution will require a majority of votes cast. Abstentions and broker non-votes will not be counted as votes for or against such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 5 — TO APPROVE THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE THE NASDAQ PROPOSAL

We are asking our stockholders to consider and vote upon an adjournment by stockholders of the Annual Meeting from time to time, if necessary or advisable (as determined by the Company), to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the Nasdaq Proposal as described in Proposal 3.

Required Vote

Adoption of this resolution will require a majority of votes cast. Abstentions and broker non-votes will not be counted as votes for or against such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE THE NASDAQ PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of July 29, 2016 by, (i) each person or group of affiliated persons known to the Company to beneficially own 5% or more of its common stock, (ii) each of our current executive officers, (iii) each of our directors and, (iv) and all of our current executive officers and directors as a group.

Percentage of beneficial ownership is calculated based on 15,120,479 shares of common stock outstanding as of July 29, 2016. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants, preferred stock or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of July 29, 2016.

To calculate a stockholder’s percentage of beneficial ownership of common stock, we must include in the numerator and denominator those shares of common stock underlying options, warrants and convertible securities that such stockholder is considered to beneficially own. Shares of common stock underlying options, warrants and convertible securities held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership of each of the stockholders may be different.

The following table gives effect to the shares of common stock issuable within 60 days of July 29, 2016, upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Cryoport, Inc., 17305 Daimler Street, Irvine, CA 92614.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Shares of Common Stock Beneficially Owned
Executive Officers and Directors:
Richard Berman	87,528	(1)(3)	*
Robert Hariri, M.D., Ph.D.	41,667	(1)	*
Ramkumar Mandalam, Ph.D.	54,374	(1)	*
Jerrell W. Shelton	1,657,238	(1)	10.3%
Robert S. Stefanovich	174,006	(1)	1.1%
Edward Zecchini	58,423	(1)	*

Total for all directors and named executive officers as a group (6 persons) _______________	2,073,236	(1)	12.6%

* Represents less than 1%.

(1)	Includes shares which individuals shown above have the right to acquire as of July 29, 2016, or within 60 days thereafter, pursuant to outstanding stock options and/or warrants as follows: Mr. Berman — 57,994 shares; Dr. Hariri — 41,667 shares; Dr. Mandalam—40,306 shares; Mr. Shelton — 929,302 shares; Mr. Stefanovich — 174,006 shares; and Mr. Zecchini—40,306.

(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares which the selling security holder has the right to acquire within 60 days of July 29, 2016.

(3)	Includes 9,250 warrants and 8,138 shares owned by Mrs. Richard Berman, spouse of Mr. Berman.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Overview

We are a “smaller reporting company” as such term is defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), and Item 10 of Regulation S-K. Accordingly, and in accordance with relevant SEC rules and guidance, we have elected, with respect to the disclosures required by Item 402 (Executive Compensation) of Regulation S-K, to comply with the disclosure requirements applicable to smaller reporting companies. This “Compensation Overview” section discusses the compensation programs and policies for our executive officers and the Compensation Committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our executive officers, including our “named executive officers.”

Our Compensation Committee has the sole authority and responsibility to review and determine, or recommend to our board of directors for determination, the compensation package of our chief executive officer and each of our other named executive officers, each of whom is identified in the “Summary Compensation Table” below. Our Compensation Committee also considers the design and effectiveness of the compensation program for our other executive officers and approves the final compensation package, employment agreements and stock award and option grants for all of our executive officers. Our Compensation Committee is composed entirely of independent directors who have never served as officers of our company. Our Compensation Committee is authorized to engage compensation consultants, but did not do so in fiscal 2016 or 2015.

Set forth below is a discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements. Information regarding director compensation is included under the heading “Director Compensation” below.

General Executive Compensation Objectives and Philosophy

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for our continued growth and success and to align the interests of these executives with those of our stockholders. To achieve this objective, besides annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation. In establishing overall executive compensation levels, our Compensation Committee considers a number of criteria, including the executive’s scope of responsibilities, prior and current period performance and attainment of individual and overall company performance objectives and retention concerns. Our president and chief executive officer and our Compensation Committee believe that substantial portions of executive compensation should be linked to the overall performance of our Company, and that the contribution of individuals over the course of the relevant period to the goal of building a profitable business and stockholder value will be considered in the determination of each executive’s compensation.

Generally, our Compensation Committee reviews and, as appropriate, modifies compensation arrangements for executive officers in the first quarter of each fiscal year, subject to the terms of existing employment agreements with our named executive officers, as discussed below. For fiscal 2016, our Compensation Committee considered our president and chief executive officer’s executive compensation recommendations for the Company’s chief financial officer. In making such determinations, the Compensation Committee considered the overall performance of each executive and their contribution to the growth of our company and its products, as well as overall company performance through personal and corporate achievements. As we are not yet cash-flow positive, the Compensation Committee considered each executive officer’s contributions for fiscal 2016, as well as the retention of our executive officers. Given the Company’s limited cash reserves, no cash bonuses were authorized or paid to our executive officers, however, the Compensation Committee is currently reviewing the issuance of additional stock options to executives to ensure that executive compensation and incentives are at appropriate levels to retain and motivate our executives.

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Executive Officers of the Company

The Company’s current executive officers are as follows:

Jerrell W. Shelton, age 71, became President and Chief Executive Officer of the Company on November 5, 2012 and became a member of our board of directors in October 2012. He was appointed Chairman of the Board in October 2015. He served on the Board of Directors and standing committees of Solera Holdings, Inc. from April 2007 through November 2011. From June 2004 to May 2006, Mr. Shelton was the Chairman and CEO of Wellness, Inc., a provider of advanced, integrated hospital and clinical environments. Prior to that, he served as Visiting Executive to IBM Research and Head of IBM’s WebFountain. From October 1998 to October 1999, Mr. Shelton was Chairman, President and CEO of NDC Holdings II, Inc. Between October 1996 and July 1998, he was President and CEO of Continental Graphics Holdings, Inc. And from October 1991 to July 1996, Mr. Shelton served as President and CEO of Thomson Business Information Group. Mr. Shelton has a B.S. in Business Administration from the University of Tennessee and an M.B.A. from Harvard University. Mr. Shelton currently serves on the Advisory Board of Directors of the Smithsonian Institution Library.

Robert S. Stefanovich, age 51, became Chief Financial Officer, Treasurer and Corporate Secretary for the Company in June 2011 following the Company’s filing of its Form 10–K for the fiscal year ended March 31, 2011. From June 15, 2012 to November 4, 2012, Mr. Stefanovich served as the Principal Executive Officer of the Company. From November 2007 through March 2011, Mr. Stefanovich served as Chief Financial Officer of Novalar Pharmaceuticals, Inc., a venture-backed specialty pharmaceutical company. Prior to that, he held several senior positions, including interim Chief Financial Officer of Xcorporeal, Inc., a publicly traded medical device company, Executive Vice President and Chief Financial Officer of Artemis International Solutions Corporation, a publicly traded software company, Chief Financial Officer and Secretary of Aethlon Medical Inc., a publicly traded medical device company and Vice President of Administration at SAIC, a Fortune 500 company. Mr. Stefanovich also served as a member of the Software Advisory Group and an Audit Manager with Price Waterhouse LLP’s (now PricewaterhouseCoopers) hi-tech practice in San Jose, CA and Frankfurt, Germany. He currently also serves as a board member of Project InVision International, a provider of business performance improvement solutions. He received his Masters of Business Administration and Engineering from University of Darmstadt, Germany.

Summary Compensation Table

The following table contains information with respect to the compensation for the fiscal years ended March 31, 2016 and 2015 of our chief executive officer and chief financial officer. We refer to the executive officers identified in this table as our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary(1) ($)		Bonus ($)		Option Awards(2) ($)		All Other Compensation ($)	Total Compensation ($)
Jerrell W. Shelton	2016	300,000	(3)	—		3,111,677	(4)	—	3,411,677
President and Chief Executive Officer	2015	300,000	(3)	—		1,625,913	(4)	—	1,925,913
Robert S. Stefanovich	2016	255,000	(3)	30,000	(6)	740,236	(5)	—	1,025,236
Chief Financial Officer	2015	225,000	(3)	—		307,695	(5)	—	532,695

(1)	This column represents salary as of the last payroll period prior to or immediately after March 31 of each fiscal year.
(2)	This amount represents the total grant date fair value of all stock options granted in fiscal year 2016 and 2015. Pursuant to SEC rules, the amount shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to the grants made in fiscal year 2016 and 2015, see Note 2 “Summary of Significant Accounting Policies” to the consolidated financial statements in the Company’s Form 10-K for the period ended March 31, 2016, filed with the SEC on June 28, 2016.
(3)	This amount represents the annual base salary paid.
(4)	This amount represents the fair value of all options granted to Mr. Shelton as compensation for services as a director and officer of the Company during fiscal year 2016 and 2015. Based on the recommendation of the Compensation Committee and approval by the Board, on November 20, 2015, May 7, 2015 and December 18, 2014, Mr. Shelton was granted an option to purchase 827,000, 219,892 and 387,501 shares, respectively, of common stock in connection with his engagement as Chief Executive Officer of the Company. The exercise prices of the options are equal to or more than the fair value of the Company’s stock as of the grant date.
(5)	This amount represents the fair value of all options granted to Mr. Stefanovich as compensation for services as an officer of the Company during fiscal year 2016 and 2015. Based on the recommendation of the Compensation Committee and approval by the Board, on November 20, 2015, May 7, 2015 and December 18, 2014, Mr. Stefanovich was granted an option to purchase 177,200, 57,484 and 73,334 shares of common stock, respectively. The exercise prices of the options are equal to the fair value of the Company’s stock as of the grant date.
(6)	This amount represents the bonus earned for fiscal year 2016 as approved by the Compensation Committee of the Board.

Narrative Disclosure to Summary Compensation Table

Employment Contracts

Jerrell W. Shelton

On November 5, 2012, the Company entered into an employment agreement (the “Initial Agreement”) with Mr. Shelton with respect to his employment as President and Chief Executive Officer. The Initial Agreement provided a term of six months. The Initial Agreement provided an initial annual base salary of $300,000 during the Term.

In addition, on the date of the Initial Agreement, Mr. Shelton was awarded two options giving him the right to acquire an aggregate of 137,500 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the Agreement, or $2.40 per share. The aggregate number of shares was determined by dividing $350,000 by the closing price of the Company’s common stock on the date of the Agreement, or $2.40 per share, and subtracting 8,334 shares, which is the number of shares of common stock that Mr. Shelton was given the right to purchase pursuant to the option that was issued to him in connection with his appointment to the Board of Directors on October 22, 2012. The first option issued in connection with the Agreement was issued under the Company’s 2011 Stock Incentive Plan and provides Mr. Shelton the right to purchase 54,167 shares of the common stock of the Company, which is the maximum that may be awarded to Mr. Shelton in this fiscal year under such plan. Mr. Shelton subsequently exercised 54,167 of these shares in May and November 2013. The second option provided Mr. Shelton the right to purchase 83,334 shares of common stock of the Company and was granted outside of the Company’s incentive plans. The options vest in six equal monthly installments during the Term and expire at the earlier of (a) ten years from the date of the Agreement, and (b) five (5) years from the date of the resignation and/or removal of the Mr. Shelton as a member of the Board of Directors of the Company.

On June 28, 2013, after the expiration of the Initial Agreement, the Company entered into a new employment agreement (the “Agreement”) with Mr. Shelton with respect to his employment as President and Chief Executive Officer. The Agreement is effective through May 14, 2017 (the “Term”).

The Agreement provides an initial annual base salary of $300,000 during the Term. In addition, on the date of the Agreement, Mr. Shelton was awarded options giving him the right to acquire an aggregate of 325,209 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the Agreement, or $3.24 per share, and such options were granted outside of the Company’s incentive plans. The option vests immediately with respect to 13,551 shares and the remaining right to purchase the remaining shares vests in equal monthly installments on the fifth day of each month for forty-six months beginning on July 5, 2013 and ending on May 5, 2017. Provided that such vesting will be accelerated on the date that the Company files a Form 10-Q or Form 10-K indicating an income from operations for the Company in two consecutive fiscal quarters and immediately in the event of a change of control of the Company.

The options expire at the earlier of (a) ten years from the date of the Agreement, and (b) twenty four (24) months from the date of the resignation and/or removal of the Mr. Shelton as Chief Executive Officer of the Company.

Mr. Shelton has agreed during the Term and for a period of one year following the termination of the Agreement, not to solicit, induce, entice or attempt to solicit, induce, or entice any employee of the Company to leave employment with the Company. Payments due to Mr. Shelton upon a termination of his employment agreement are described below.

Robert S. Stefanovich

Although the Company does not have a written employment agreement with Mr. Stefanovich, pursuant to the terms of his offer letter, the Company agreed to pay Mr. Stefanovich an annual base salary of $225,000 per year which was increased to $255,000 in May 2015 and $267,500 in May 2016. In addition, he is eligible for an incentive bonus targeted at 25% of his annual base salary. Mr. Stefanovich is eligible to participate in all employee benefits plans or arrangements which may be offered by the Company during the term of his agreement. The Company shall pay the cost of Mr. Stefanovich’s health insurance coverage in accordance with the Company’s plans and policies while he is an employee of the Company. Mr. Stefanovich is also eligible for fifteen (15) paid time off days a year, and is entitled to receive fringe benefits ordinarily and customarily provided by the Company to its senior officers. Payments due to Mr. Stefanovich upon a termination of his employment agreement with the Company are described below.

The Company has no other employment agreements with executive officers of the Company as of March 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options held by our Named Executive Officers as of fiscal year ended March 31, 2016:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price (%)	Option Expiration Date
Jerrell W. Shelton	8,334	(1)	—	—		$2.28	10/22/22
	83,334	(2)	—	—		$2.40	11/05/22
	237,134	(3)	—	88,075	(3)	$3.24	06/28/23
	121,107	(4)	—	266,394	(4)	$4.80	12/18/24
	45,817	(5)	—	174,075	(5)	$7.80	05/07/25
	120,604	(6)	—	706,396	(6)	$5.00	08/20/25

Robert Stefanovich	10,417	(7)	—	—	(7)	$10.32	06/20/21
	—	(8)	—	3,334	(8)	$5.16	08/03/22
	4,375	(9)	—	625	(9)	$5.16	08/03/22
	48,078	(10)	—	21,840	(10)	$3.24	06/28/23
	22,920	(11)	—	50,414	(11)	$4.80	12/18/24
	11,980	(12)	—	45,504	(12)	$7.80	05/07/25
	25,842	(13)	—	151,358	(13)	$3.07	08/20/25

(1)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 8,334 shares of common stock exercisable at $2.28 per share on October 22, 2012 upon joining the board of directors. Options vests in twelve equal monthly installments. The exercise price for shares of common stock pursuant to the options is equal to the fair value of the Company’s stock as of the grant date.
(2)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 137,500 shares of common stock exercisable at $2.40 per share on November 5, 2012, which vests in six equal monthly installments. 54,166 of these options were issued under the 2011 stock option plan and exercised in May and November 2013 and 83,884 were issued outside of a plan. The exercise price for shares of common stock pursuant to the option is equal to the fair value of the Company’s stock as of the grant date.
(3)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 325,209 shares of common stock exercisable at $3.24 per share on June 28, 2013. The option vests 2/48th immediately with the remainder vesting 1/48th per month for 46 months. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(4)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 387,500 shares of common stock exercisable at $4.80 per share on December 18, 2014. The option vests in monthly installments over a four year period, 262,500 shares were issued outside of a plan. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(5)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 219,892 shares of common stock exercisable at $7.80 per share on May 7, 2015. The option vests in monthly installments over a four year period, 219,892 shares were issued outside of a plan. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(6)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 827,000 shares of common stock exercisable at $3.07 per share on August 20, 2015, subject to stockholder approval of the 2015 Omnibus Equity Incentive Plan which occurred on November 20, 2015. The award was amended on February 3, 2016 to increase the exercise price of the option from $3.07 to $5.00. The option vests in monthly installments over a four year period. The exercise price for the shares of common stock pursuant to the option is equal to or more than the fair value of the Company’s stock on the date of grant.
(7)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 10,417 shares of common stock exercisable at $10.32 per share on June 20, 2011. The option vests in six month installments over a four year period. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(8)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 10,417 shares of common stock exercisable at $10.32 per share on June 20, 2011. The option vests in six month installments over a four year period. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(9)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 3,334 shares of common stock exercisable at $5.16 per share on August 3, 2012. The option vests based on certain performance criteria. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(10)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 5,000 shares of common stock exercisable at $5.16 per share on August 3, 2012. The option vests in six month installments over a four year period. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(11)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 69,918 shares of common stock exercisable at $3.24 per share on June 28, 2013. The options vest in equal monthly installments over four years. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(12)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 73,334 shares of common stock exercisable at $4.80 per share on December 18, 2014. The options vest in equal monthly installments over four years. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(13)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 57,484 shares of common stock exercisable at $7.80 per share on May 7, 2015. The options vest in equal monthly installments over a four year period, 57,484 shares were issued outside of a plan. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.

Potential Payments on Termination or Change in Control

Pursuant to Mr. Shelton’s employment agreement, if Mr. Shelton terminates the Agreement, dies, or is terminated for “Cause” (as defined in the agreement), he will be entitled to all compensation and benefits that he earned through the date of termination. If he is terminated for Cause, the Company may, to the extent allowed by law, set off losses, fines or damages that he has caused as a result of his misconduct. If he is terminated “without cause” (as defined in the agreement), he will be entitled to a continuation of his base salary for three months following termination and one half (½) of unvested options as of date of termination shall become fully vested. In the event the Company terminates his employment, except if for “Cause” (as defined in the agreement), within twelve (12) months after a Change in Control (as defined in the Cryoport, Inc. 2011 Stock Incentive Plan), then, Mr. Shelton will be entitled to: (i) the continuation of his base salary for twelve (12) months following the date of termination, which shall be paid in accordance with the Company’s ordinary payroll practices in effect from time to time, and which shall begin on the first payroll period immediately following the date on which the general release and waiver becomes irrevocable; and (ii) all options previously granted to Mr. Shelton will become fully vested and exercisable as of the date of termination of employment.

Pursuant to Mr. Stefanovich’s employment offer, in the event that Mr. Stefanovich’s employment with the Company is terminated as a result of a “change of control,” as is defined in the Company’s 2009 Stock Incentive Plan, he will be entitled to receive a severance payment equal to twelve months of his base salary, continuation of health benefits for a period of twelve months, and the unvested portion of his stock option grants immediately shall vest in full. Separately, in the event his employment is terminated by the Company for reasons other than cause, Mr. Stefanovich will be entitled to receive a severance payment equal to six months of his base salary plus continuation of health benefits for a period of six months following his termination of employment.

The Cryoport, Inc. 2015 Omnibus Equity Incentive Plan, the Cryoport, Inc. 2011 Stock Incentive Plan and the Cryoport, Inc. 2009 Stock Incentive Plan each provide that if a “change in control” occurs, the Compensation Committee shall have the discretion to provide in the applicable option agreement that any outstanding awards shall become fully vested and exercisable.

The Company does not provide any additional payments to named executive officers upon their resignation, termination, retirement, or upon a change of control.

Change in Control Agreements

There are no understandings, arrangements or agreements known by management at this time which would result in a change in control of the Company or any subsidiary.

Director Compensation

Compensation for the Board is governed by the Company’s Compensation Committee.

Director Fees

Effective January 1, 2015 through October 1, 2015, the compensation plan for non-employee directors was as follows:

Director fees were paid in cash, restricted shares of the Company’s common stock or a combination thereof, at the option of the director.

Option 1: Cash compensation of $40,000, paid quarterly,

Option 2: Cash compensation of $13,000, paid quarterly and $27,000 converted into common stock using the volume weighted average price (VWAP) of the stock for the last five days of the trading month ending each quarter, plus an annual grant of options, on the date of the Company’s annual meeting, to purchase 25,000 shares of the Company’s common stock; or

Option 3: No cash compensation but $40,000 converted into common stock using the volume weighted average price (VWAP) of the stock for the last five days of the trading month ending each quarter and paid quarterly. This option carries a 15% premium, as there is no cash outlay to the Company. The calculation would be $40,000 X 1.15 = $46,000/VWAP.

In addition to the compensation options above, the following compensation applied to non-employee directors chairing a committee of our board of directors. This compensation was paid on the same basis as the director chose from the options described above:

Chairman/Lead Director	$25,000
Audit Committee	$20,000
Compensation Committee	$10,000
Nomination and Governance Committee	$10,000

Effective October 1, 2015, the compensation plan for non-employee directors is as follows:

Director fees are paid in cash, restricted shares of the Company’s common stock or a combination thereof, at the option of the director.

Option 1: Annual cash compensation of $40,000, paid quarterly,

Option 2: Annual cash compensation of $13,333, paid quarterly and $26,667 converted into common stock using the volume weighted average price (VWAP) of the stock for the last five days of the trading month ending each quarter, plus an annual grant of options, on the date of the Company’s annual meeting, to purchase 25,000 shares of the Company’s common stock; or

Option 3: No annual cash compensation but $40,000 converted into common stock using the volume weighted average price (VWAP) of the stock for the last five days of the trading month ending each quarter and paid quarterly. This option carries a 15% premium, as there is no cash outlay to the Company. The calculation would be $40,000 X 1.15 = $46,000/VWAP.

In addition to the compensation options above the following compensation apply to non-employee directors chairing a committee of our board of directors. This compensation will be paid on the same basis as the director chose from the options described above:

Chairman/Lead Director	$25,000
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
Science and Technology Committee	$24,000

Newly appointed directors receive an initial grant of options to purchase 50,000 shares of the Company’s common stock, vesting monthly over four years.

Director Stock Option Grants

On June 16, 2014, Dr. Mandalam was granted an option to purchase 8,334 shares of the Company’s common stock, with an exercise price of $5.40 per share when he joined the board.

Annual awards were granted at the shareholders meeting on August 29, 2014. Mr. Rathmann, Mr. Zecchini and Dr. Mandalam were each granted an option to purchase 6,667, 4,167 and 4,167 shares, respectively, of the Company’s common stock with an exercise price of $5.04 per share.

On December 18, 2014, Mr. Rathmann, Mr. Zecchini and Dr. Mandalam were each granted an option to purchase 17,500, 10,834 and 10,834 shares, respectively, of the Company’s common stock with an exercise price of $4.80 per share.

On January 12, 2015, Mr. Berman was granted an option to purchase 16,667 shares of the Company’s common stock, with an exercise price of $4.56 per share when he joined the board.

Annual awards were granted on August 20, 2015, subject to stockholder approval of the 2015 Omnibus Equity Incentive Plan which occurred on November 20, 2015. Mr. Berman, Mr. Rathmann, Dr. Mandalam and Mr. Zecchini were each granted an option to purchase 113,300, 80,000, 80,000 and 80,000 shares, respectively, of the Company’s common stock with an exercise price of $3.07 per share.

On September 25, 2015 Dr. Hariri was granted an option to purchase 50,000 shares of the Company’s common stock, subject to the approval of the 2015 Omnibus Equity Incentive Plan which occurred on November 20, 2015, with an exercise price of $2.66 per share when he joined the board.

The following table sets forth the director compensation of the non-employee directors of the Company during fiscal 2016:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Richard Berman	33,333	56,917	251,839	—	342,089
Robert Hariri, M.D., Ph.D.(3)	30,925	—	94,734	—	125,659
Ramkumar Mandalam, Ph.D.	13,167	26,833	186,099	—	226,099
Richard Rathmann(4)	—	42,800	214,263	—	257,063
Edward Zecchini	14,833	35,167	186,099	—	236,099

(1)	Fees earned or paid in cash as shown in this schedule represent payments and accruals for directors’ services earned during fiscal 2016.
(2)	This column represents the total grant date fair value of all stock options granted in fiscal 2016. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to the grants made in fiscal 2016, refer to Note 2 “Summary of Significant Accounting Policies” in the consolidated financial statements in the Company’s Form 10-K for the year ended March 31, 2016, filed with the SEC on June 28, 2016.
(3)	Dr. Hariri became a member of our board of directors in September 2015.
(4)	Mr. Rathmann served as a director of the Company through the Company’s annual meeting of stockholders on October 28, 2015.

Compensation Committee Interlocks and Insider Participation

None.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board has furnished the following report on the Company’s audit procedures and its relationship with its independent registered public accounting firm for fiscal 2016.

The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements. The Audit Committee has also discussed with KMJ Corbin & Company LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm, KMJ Corbin & Company LLP, also provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rules and Standards as adopted by the PCAOB, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2016 filed with the SEC.

Audit Committee
Richard Berman (Chairman)
Dr. Robert Hariri, M.D., Ph.D.
Edward Zecchini

Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has established policies and other procedures regarding approval of transactions between the Company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are generally not in writing, but are evidenced by long standing principles set forth in our Code of Conduct or adhered to by our Board. As set forth in the Audit Committee Charter, the Audit Committee reviews and approves all related-party transactions after reviewing such transaction for potential conflicts of interests and improprieties. Accordingly, all such related-party transactions are submitted to the Audit Committee for ongoing review and oversight. Generally speaking, we enter into related-party transactions only on terms that we believe are at least as favorable to our company as those that we could obtain from an unrelated third party.

The following related-party transaction were approved or ratified by at least two independent directors and future material affiliated transactions will be approved by a majority of the independent directors who do not have an interest in the transaction and who had access, at the issuer’s expense, to issuer’s or independent legal counsel.

As of March 31, 2016 and 2015, we had an aggregate principal balance of $966,000 and $1.3 million in unsecured indebtedness owed to five related parties, including four former members of the Board of Directors, representing working capital advances made to us from February 2001 through March 2005.

In March 2015, we entered into definitive agreements relating to the exchange or amendment of the notes evidencing such working capital advances. Three of the notes issued to Patrick Mullins, M.D., Maryl Petreccia and Jeffrey Dell, M.D., which as of March 31, 2016 had outstanding principal balances of $448,200, $266,700 and $208,900, respectively, were amended and the holders received warrants for the purchase 37,347, 22,224, and 17,412 shares, respectively, of our common stock at an exercise price of $6.00 per share, exercisable on March 2, 2015 and expiring on March 1, 2020, and warrants to purchase 834, 417, and 417 shares, respectively, of the our common stock, exercisable on March 2, 2015 and expiring on March 1, 2020, to reimburse the three note holders for any fees or other expenses incurred in connection with this transaction. The notes, as amended, required interest payments on a calendar quarterly basis and all outstanding principal and accrued interest on the maturity date, which was the earlier to occur of (i) March 1, 2016, (ii) the sale of all or substantially all of our assets, or (iii) the merger, consolidation or other similar reorganization of the Company or an affiliate of our Company with another entity. Under the terms of such note, upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $5,000,000 of gross cash proceeds to the Company for the sale of shares of Common Stock or includes the sale of shares of Common Stock among the sale of other securities, the holder had the option to convert into the securities issued in such offering at a twenty percent (20%) to the price per share (or per unit, if applicable) of the securities issued by the Company in such offering. The holders elected not to convert into such securities issued by the Company.

On March 1, 2016, we entered into definitive agreements with the three note holders to amend and restate the outstanding related-party notes payable, which were to become due March 1, 2016, pursuant to certain Second Amended and Restated Promissory Notes dated as of February 29, 2016 (the “Amended and Restated Notes”). The Amended and Restated Notes increased the interest rate to 7% per annum, extended the term to April 1, 2017, and modified the repayment provisions to provide for (i) repayment on March 1, 2016 of the outstanding amount of interest accrued through February 29, 2016, (ii) repayment of 10% of the original principal balance and accrued interest of such notes on a quarterly basis commencing April 1, 2016, and (iii) payment of the remaining outstanding balance on April 1, 2017. In addition, we issued such note holders warrants for the purchase of 11,910, 7,088 and 5,553 shares, respectively, of our common stock at an exercise price of $1.88 per share, immediately exercisable and expiring on April 1, 2019. The Company also agreed to reimburse up to $5,000 of legal fees incurred by the note holders.

One note issued to Raymond Takahashi, M.D., was exchanged for (i) a new convertible promissory note with an original principal amount equal to the outstanding principal and interest of the original note, and (ii) a warrant to purchase 1,490 shares of the Company’s common stock at an exercise price of $6.00 per share, exercisable on February 20, 2015 and expiring on February 19, 2018. The new note, which as of March 31, 2016 had an outstanding principal balance of $35,800, required interest payments on a calendar quarterly basis and all outstanding principal and accrued interest on the maturity date, which was March 1, 2016. Under the terms of such note, upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $5,000,000 of gross cash proceeds to the Company for the sale of shares of Common Stock or includes the sale of shares of Common Stock among the sale of other securities, the holder had the option to convert into the securities issued in such offering at a twenty percent (20%) to the price per share (or per unit, if applicable) of the securities issued by the Company in such offering. The holder elected not to convert into such securities issued by the Company. On March 1, 2016, we entered into a verbal agreement to extend the term of the related-party note to April 1, 2016. On April 1, 2016, we entered into a definitive agreement to amend and extend the term of the note to July 1, 2016.

One note issued to Marc Grossman, M.D., which as of March 31, 2016 had an outstanding principal balance of $6,500, as amended, now provides for interest at a rate of 6% per annum commencing on March 13, 2015; however, no interest payments will be due if no event of default occurs and if the Company (i) complies with its regular payment obligations, reimburses the payee for attorneys’ fees in connection with the negotiation of the Note Amendment, up to a maximum amount of $1,000, on the later of (A) March 13, 2015, or (B) three (3) days after receiving written notice from the payee of the amount of attorneys’ fees incurred by payee, and (iii) the Company immediately pays all unpaid amounts due and payable in full before the earlier of May 1, 2016 or at the same time that payee(s) of any other promissory note(s) with the Company that were issued in 2005 are paid in full before May 1, 2016, other than (Y) notes that are satisfied upon conversion into common stock, warrants or any other equity of the Company, or (Z) notes that have been paid in full before March 2, 2015. All principal and interest under the Original Note, as amended by the Note Amendment, will be due and shall be paid on May 1, 2016. The note requires monthly payments of $20,000, except for the month of June 2015, where the monthly payment is $72,000. Such note was paid in its entirety in April 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership in the Company’s securities. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by it, the Company believes that during fiscal 2016, all Section 16(a) filings applicable to its directors, officers, and 10% stockholders were filed on a timely basis, except that Mr. Rathmann had one late report for two transactions, Mr. Berman had one late report for two transactions, Mr. Zecchini had one late report for two transactions, Dr. Mandalam had two late reports for three transactions, and Dr. Hariri had one late report for one transaction.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

For inclusion in the proxy statement and form of proxy relating to the 2017 Annual Meeting of Stockholders of the Company, a stockholder proposal intended for presentation at that meeting, submitted in accordance with the SEC’s Rule 14a-8, must be received by the Secretary at the Company’s corporate headquarters at 17305 Daimler Street, Irvine, CA 92614 on or before [●], 2017. However, in the event that the Company holds its 2017 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2016 Annual Meeting, the Company will disclose the new deadline by which stockholder proposals must be received under Item 5 of the Company’s earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders.

The Company’s Amended and Restated Bylaws further provide that a stockholder proposal relating to the nomination of a person for election as a director at the 2017 Annual Meeting or a stockholder proposal that is not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at the 2017 Annual Meeting, must be submitted in writing and received by the Secretary at the Company’s corporate headquarters no earlier than May 17, 2017 and no later than June 16, 2017. Any notice received prior to May 17, 2017 or after June 16, 2017 is untimely.

However, if the 2017 Annual Meeting is convened more than 60 days prior to or delayed by more than 30 days after the one-year anniversary of the 2016 Annual Meeting, notice by the stockholder of record to be timely must be so received no earlier than the close of business on the 120th day prior to the date of the 2017 Annual Meeting and not later than the close of business on the later of (i) the 90th day before the 2017 Annual Meeting or (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a notice by a stockholder of record.

Please refer to the advance notice provisions of the Company’s Amended and Restated Bylaws for additional information and requirements regarding stockholder nominations or other stockholder proposals. The Secretary will forward all director nominee recommendations to the Board for its review.

OTHER MATTERS

Neither the Board nor the management knows of any other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named on the proxy card will vote on those matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K, as filed with the SEC, will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to Cryoport, Inc., ATTN: Secretary, 17305 Daimler Street, Irvine, CA 92614.

By Order of the Board of Directors

/s/ Jerrell W. Shelton

Chairman, President and Chief Executive Officer

PLEASE MARK VOTES
AS SHOWN IN THIS EXAMPLE: ☒

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” NOMINEES IN PROPOSAL 1.
PROPOSAL 1. Election of Directors. Nominees: 01 Richard Berman 02 Dr. Robert Hariri, M.D., Ph.D. 03 Dr. Ramkumar Mandalam, Ph.D. 04 Jerrell W. Shelton 05 Edward J. Zecchini	☐	☐	☐	To withhold authority to vote for any one or more individual nominee(s), mark “FOR ALL EXCEPT” and write that nominee(s) number(s) on the line below:

___________________

	FOR	AGAINST	ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2, 3, 4 AND 5.
PROPOSAL 2. To ratify the Audit Committee’s selection of KMJ Corbin & Company LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017.	☐	☐	☐

PROPOSAL 3.

To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the potential issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Company’s warrant exchange offer transaction.

	☐	☐	☐
PROPOSAL 4. To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in our Proxy Statement for the 2016 Annual Meeting of Stockholders.	☐	☐	☐
PROPOSAL 5. To approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve Proposal 3.	☐	☐	☐

By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

____________________________ Signature	____________________________ Date	____________________________ Signature	____________________________ Date

NOTE: Please sign as name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE

CRYOPORT, INC.

This Proxy is Solicited on Behalf of the Board of Directors
For the 2016 Annual Meeting of Stockholders
To Be Held Wednesday, September 14, 2016, at 10 a.m. Pacific Time

The undersigned hereby appoints Robert S. Stefanovich with full power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of stockholders of CRYOPORT, INC. to be held on September 14, 2016 and at any adjournment or postponement thereof, with all the power which the undersigned would possess if personally present and to vote, as specified on the reverse side, all shares of capital stock which the undersigned may be entitled to vote at said meeting.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PERSON NAMED ABOVE IN ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy